                                                                   EXHIBIT 99b
_____________________________________________________________________________

PACIFICORP                                                        NEWS RELEASE
_____________________________________________________________________________

FOR FURTHER INFORMATION CONTACT:

Scott Hibbs -- (503) 731-2123

January 22, 1997


PACIFICORP REPORTS 1996 FINANCIAL RESULTS;
ANNOUNCES BIG RIVERS BANKRUPTCY
SETTLEMENT AGREEMENT


PacifiCorp (NYSE: PPW) today reported 1996 earnings on common stock of $475 million, or $1.62 per share, compared to $429 million, or $1.51 per share, reported in 1995, after deducting from 1995 results a gain of $37 million, or $0.13 per share, relating to the sale of the company's Alaskan long-distance telephone operations. Average common shares outstanding totaled 292 million, an 8 million share increase from the end of 1995. In March of 1996, the company completed a common share offering totaling approximately 9 million shares.

Fourth quarter 1996 earnings on common stock were $127 million, or $0.43 per share, compared to $119 million, or $0.42 per share, reported for the same quarter a year ago.

PacifiCorp experienced growth in each of its major businesses during 1996, led by an 81 percent increase in wholesale electricity sales volumes. The company experienced a 2 percent increase in the average number of domestic retail electric customers, 11 percent load growth at Powercor, the company's Australian electricity distribution and marketing company, and 5 percent internal growth in telephone customer access lines at Pacific Telecom, Inc.
(PTI), the company's telecommunications subsidiary. Powercor's load growth was bolstered by the capture of additional market share in the State of Victoria's contestable market.

Commenting on 1996 results, Fred Buckman, President and Chief Executive Officer, said, "We are pleased that each of our major businesses met or exceeded our expectations for 1996. Our domestic wholesale power marketing business had a record year, with revenues of $739 million. Powercor exceeded our expectations for its first year of operations, adding to our earnings and capturing 46 percent of the contestable customer market in the state of Victoria and 5 percent of the market in the neighboring state of New South Wales. Pacific Telecom delivered earnings growth of 13 percent, excluding the gain recorded on the sale of our Alaskan long-distance operations last year. We have asked each of our businesses to stretch even further in 1997 as we continue to seek new and better ways to deliver superior value to our customers and shareholders."

                 BIG RIVERS REACHES SETTLEMENT WITH CREDITORS
                 ____________________________________________

PacifiCorp's relationship with Big Rivers Electric Corporation took another step forward today with the announcement that Big Rivers has reached a settlement agreement with its major creditors in its bankruptcy proceeding. The settlement agreement, which is subject to the approval of the court, will allow Big Rivers and PacifiCorp to move forward in obtaining regulatory approval for their long-term partnership. Big Rivers has chosen PacifiCorp to lease and operate its generation facilities over the next 25 years. Under this long-term agreement, PacifiCorp will sell power back to Big Rivers and sell the surplus into eastern power markets. The settlement agreement preserves the economics of the long-term agreement for PacifiCorp. "We are pleased that Big Rivers has been able to reach agreement on its bankruptcy issues and we are confident that we can finalize our long-term arrangement by mid-year," Buckman said. PacifiCorp and Big Rivers are currently operating under an interim power marketing agreement under which the two companies are jointly marketing excess capacity of Big Rivers' power plants.

                            1996 EARNINGS OVERVIEW

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic Electric Operations' earnings contribution was $342 million, or $1.17 per share, compared to $308 million, or $1.08 per share, in 1995, after adding back to 1995 earnings $32 million, or $0.11 per share, resulting from a tax settlement with the U.S. Internal Revenue Service for the tax years 1983-1988. (Refer to the 1995 offsetting item in "Other Businesses" later in this report.) Income from operations increased $69 million, or 9 percent, to $870 million.

Strong demand for power, price increases in the company's Oregon and Wyoming customer service territories, and growth of 2 percent in the average number of retail customers drove the earnings increase. Improved weather conditions added an estimated $18 million, or $0.06 per share, to earnings in 1996.

REVENUES
Total 1996 domestic electric revenues increased $345 million, or 13 percent, from 1995 to $2.96 billion.

Retail revenues increased $120 million, or 6 percent, to $2.1 billion, reflecting higher energy volumes sold in all customer categories and price increases in Oregon and Wyoming customer jurisdictions. The Oregon Public Utility Commission authorized an overall 4 percent rate increase ($27 million annually), effective July 15, 1996 and the Wyoming Public Service Commission authorized a 3.9 percent rate increase ($10 million annually), effective
July 1, 1996. These rate increases added $16 million to revenues in 1996, while customer growth added $29 million and improved weather conditions added $43 million.

Wholesale revenues increased $219 million, or 42 percent, to a record $739 million. Energy volumes increased 81 percent, driven by a three-fold increase in short-term firm and spot market sales and new contracts that increased long-term firm sales by 18 percent over 1995. Short-term firm and spot market sales prices averaged $15 per mWh in 1996, a 16 percent decline from 1995.

OPERATING EXPENSES
Total operating expenses increased $276 million, or 15 percent, to $2.1 billion.

The higher demand for electricity in 1996 was met in large part by higher levels of purchased power. Purchased power expense increased $231 million or 65 percent, to $587 million. Short-term firm and spot market purchases totaled 16.9 million mWh in 1996, more than three times the level of 1995 purchases. Short-term firm and spot market purchase prices averaged $13 per mWh in 1996 versus $10 per mWh in 1995, a 30 percent increase. New long-term firm purchased power contracts, net of expiring contracts, added $29 million to purchased power costs in 1996.  This increase
included   purchases from the Hermiston plant, which began commercial operation in July 1996. In 1993, the company signed a contract to purchase the entire energy output from this 474 MW natural gas cogeneration plant, which was developed by U.S. Generating Company. The company purchased a 50 percent interest in the Hermiston plant in July 1996.

Net power costs in 1996 were $7.20 per mWh, compared to $6.83 per mWh in 1995, a 5 percent increase. Electric operations net power cost represents the net cost to serve the company's retail customers on a mWh basis. This is measured by the sum of fuel, purchased power and wheeling expense, less wholesale power and wheeling revenues. The increase in net power cost was attributable in part to the increase in power purchases to meet increased demand during the year, along with fuel and purchased power costs from the Hermiston plant.

Depreciation and amortization expense increased $23 million, or 7 percent, to $343 million in 1996. The addition of the Hermiston plant and the company's new customer service system added $6 million to depreciation during the year.

OTHER INCOME/EXPENSE
Interest expense declined $8 million, or 2 percent, to $304 million in 1996. Excluding the $28 million of interest cost associated with the 1995 IRS settlement referred to above, interest expense increased $20 million, or 7 percent, attributable to higher debt levels during the year. Other expenses increased $18 million in 1996 as a result of lower levels of capitalized interest, reduced asset sale gains, and increased product and business development expense.


AUSTRALIAN ELECTRIC OPERATIONS

POWERCOR
________
Powercor, in its first full year of operations as a PacifiCorp company, contributed earnings of $33 million, or $0.11 per share, before an assumed allocation of incremental corporate interest costs from debt incurred as part of the December 1995 acquisition. Allocation of interest expense on these incremental U.S. borrowings to Powercor would have reduced Powercor's earnings contribution by approximately $28 million (after tax), or $0.10 per share in 1996.

Increased market share in the contestable market in Victoria provided a substantial contribution to Powercor's sales. Powercor now holds 46 percent of the state's contestable market and 5 percent of the market in New South Wales. Powercor has successfully retained the majority of its major franchise customers that became contestable in July 1996, and has also acquired a large number of new customers throughout Victoria. The success in winning new customers provided an additional $40 million in revenue in 1996, and is expected to add approximately $130 million to revenues in 1997.

HAZELWOOD
_________
In September 1996, PacifiCorp acquired a 19.9 percent ownership interest in the Hazelwood Power Station, a coal-fired generating station and associated coal mine in Victoria, Australia for approximately $155 million. Hazelwood recorded a loss of $2.6 million for 1996.

Hazelwood sells its generation output through a statewide generation pool and under bilateral contracts directly to Victorian distribution companies. Pool and contract prices vary depending on certain conditions, including weather, economic growth and other factors influencing supply and demand for electric power. Power prices are lowest in the Australian summer months because demand is lowest, which generally is expected to result in lower profit margins for Hazelwood during the first and fourth calendar quarters.

AUSTRALIAN ELECTRIC OPERATIONS 1996 RESULTS (In millions):
___________________________________________

            Powercor:
            ________

            Revenue                                    $ 658.8
            Purchased power                             (305.1)
            Depreciation and amortization                (71.6)
            Other operating expenses                    (154.7)
                                                        ______
            Operating income                             127.4
            Interest expense                             (75.6)
                                                        ______
            Pre-tax income                                51.8
            Income taxes                                 (19.1)
                                                        ______
            POWERCOR EARNINGS CONTRIBUTION                32.7
            Corporate interest allocation                (27.6)
                                                        ______
            Powercor net contribution to PacifiCorp    $   5.1
                                                        ______

            Hazelwood net loss                         $  (2.6)
                                                        ______

TELECOMMUNICATIONS

PTI contributed earnings of $75 million, or $0.25 per share in 1996, compared to $66 million, or $0.23 per share in 1995, after deducting from 1995 results a gain of $37 million, or $0.13 per share, associated with the sale of PTI's Alaskan long distance operations to AT&T. Earnings from local exchange operations acquired by PTI in 1995, internal customer access line growth of 5 percent, growth in cellular operations, and cable capacity sales more than offset the loss of earnings from long distance operations.

PTI has pending acquisitions of local exchange properties in Minnesota, Michigan and Alaska that are expected to add approximately 27,000, 11,000 and 32,000 customer access lines, respectively. These acquisitions are expected to be completed in mid-1997. PTI had 559,000 customer access lines at December 31, 1996, up from 530,000 lines at the end of 1995.

OTHER BUSINESSES

Earnings from other businesses totaled $29 million, or $0.10 per share, in 1996, compared to $54 million, or $0.20 per share, in 1995, after deducting from 1995 results a $32 million tax adjustment associated with an IRS settlement referred to above. The decline in contribution resulted primarily from losses associated with new unregulated energy businesses of $10 million after-tax, and an increase in interest expense at PacifiCorp Holdings, primarily as the result of borrowings for the Australian acquisitions.

                     FOURTH QUARTER 1996 EARNINGS ANALYSIS

DOMESTIC ELECTRIC OPERATIONS

EARNINGS CONTRIBUTION
Domestic Electric Operations' earnings contribution was $93 million, or $0.31 per share, compared to $85 million, or $0.30 per share, in 1995. Income from operations increased $18 million, or 8 percent, to $235 million.

Strong demand for power, price increases in Oregon and Wyoming and growth of 2 percent in the average number of retail customers drove the earnings increase. Colder weather conditions added an estimated $5 million, or $0.02 per share, to earnings in the quarter.

REVENUES
Fourth quarter electric revenues increased $119 million, or 17 percent, from the comparable period of 1995 to $825 million.

Retail revenues totaled $564 million, an increase of $33 million, or 6 percent, attributed to a 6 percent increase in energy sales volumes and price increases in Oregon and Wyoming. These rate increases added $10 million to revenues in the quarter.

Residential revenues were up $15 million, or 7 percent, to $221 million. Energy volumes increased 6 percent. Colder weather conditions added an estimated $11 million to residential revenues. Fourth quarter 1996 temperatures averaged 5 degrees colder in November and 1 degree colder in December. A 2 percent increase in the average number of customers added $3 million to revenues, while price increases added $6 million. The July price increases in Oregon and Wyoming accounted for $5 million of the revenue increase associated with price increases.

Commercial revenues improved $15 million, or 10 percent, to $164 million. Energy sales volumes increased 8 percent. Colder weather added an estimated $3 million to commercial revenues. A 3 percent increase in the average number of customers added $6 million to revenues, while price increases added $3 million. The July price increases in Oregon and Wyoming accounted for $2 million of the revenue increase associated with price increases.

Industrial revenues increased $2 million, or 1 percent, to $171 million. Price increases in Oregon and Wyoming added $2 million to revenues in the quarter.

Wholesale revenues increased $82 million, or 54 percent. Energy volumes increased 73 percent. Increased short-term firm and spot market volumes added $52 million, while new long-term firm sales added $8 million. Average short-term and spot market sales prices averaged $18 per mWh in the quarter, a 13 percent increase from the prior year. The increasing prices added $18 million to revenues in the quarter.

OPERATING EXPENSES
Total operating expenses increased $101 million, or 21 percent, to $591 million in the quarter.

The higher demand for electricity in the quarter was met in large part by higher levels of purchased power. Purchased power expense for the fourth quarter of 1996 increased $86 million, or 79 percent, to $195 million. Short-term firm and spot market purchases were up $46 million, or 3.1 million mWh, doubling the amount of purchases in the same period of 1995. Short-term firm and spot market purchase prices averaged $18 per mWh in the quarter versus $10 per mWh in the fourth quarter of 1996. The increase in purchase prices added $26 million to costs. New long-term firm purchased power contracts, net of existing purchase contract expirations, added $11 million to purchased power costs.

Fuel expense for the quarter was up $11 million, or 9 percent, to $126 million. Thermal generation was up 9 percent to 14 million mWh.

Net power costs in the quarter were $8.23 per mWh, compared to $6.10 per mWh in the fourth quarter of 1995, a 35 percent increase. The increase in net power cost was attributable in part to the increase in power purchases to meet increased demand in the quarter, along with fuel and purchased power costs from the Hermiston plant.

Depreciation and amortization increased $8 million, or 10 percent, to $89 million. The addition of the Hermiston plant and the company's new customer service system added $4 million to depreciation in the quarter.

OTHER INCOME/EXPENSE
Electric interest expense increased $5 million, or 7 percent, to $79 million. The increase was driven by higher debt balances. Other expenses increased $5 million primarily due to a higher level of business development expenses. Income tax expense increased $2 million, or 3 percent, to $58 million. The preferred dividend requirement decreased $3 million, or 33 percent, due to the company's redemption of preferred stock with an aggregate stated value of $217 million.


AUSTRALIAN ELECTRIC OPERATIONS

POWERCOR
________
In the fourth quarter of 1996, Powercor contributed earnings of $10 million, or $0.03 per share before an assumed allocation of incremental corporate interest costs from debt incurred as part of the December 1995 acquisition. Allocation of interest expense on these incremental U.S. borrowings to Powercor would have reduced Powercor's earnings contribution by approximately $7 million, or $0.02 per share.

Powercor sales volumes were up 5 percent over the third quarter, with sales to new contestable market customers more than offsetting the expected seasonal decline in sales. Total network customers reached 547,000 at December 31, 1996, an increase of 2,000 customers over the prior quarter and an increase of 7,000 customers for the year.

Powercor obtains most of its required electricity (purchased power) through a statewide generation pool. Pool prices vary depending on certain conditions, including weather, economic growth and other factors influencing supply and demand for electric power. Powercor has hedged its pool price exposure with a number of vesting contacts. Prices under the contracts are lowest in the Australian summer months because demand is lowest, which generally is expected to result in higher profit margins for Powercor in the fourth and first quarters than in the other quarters of the year.

HAZELWOOD
_________
Hazelwood recorded a net loss of $2 million in the fourth quarter of 1996. See discussion of the seasonal nature of Hazelwood results in the 1996
                                                                  ____
Earnings Overview.
_________________

AUSTRALIAN ELECTRIC OPERATIONS FOURTH QUARTER 1996 RESULTS (In millions):
__________________________________________________________

            Powercor:

            Revenue                                  $ 181.2
            Purchased power                            (84.3)
            Depreciation and amortization              (18.4)
            Other operating expenses                   (44.9)
                                                      ______
            Operating income                            33.6
            Interest expense                           (17.6)
                                                      ______
            Pre-tax income                              16.0
            Income taxes                                (5.8)
                                                      ______
            Powercor earnings contribution              10.2
            Corporate interest allocation               (7.0)
                                                      ______
            Powercor net contribution to PacifiCorp  $   3.2
                                                      ______

            Hazelwood net loss                       $  (2.1)
                                                      ______

TELECOMMUNICATIONS

EARNINGS CONTRIBUTION
The earnings contribution from PTI in the fourth quarter of 1996 totaled $21 million, or $0.07 per share, compared to $18 million, or $0.06 per share, in the fourth quarter of 1995. Internal customer access line growth of 5 percent and growth in cellular operations accounted for the increase.

REVENUES
PTI's revenues increased $6 million, or 5 percent, from the fourth quarter of 1995, to $135 million. Growth of 5 percent in local exchange access lines, enhanced service revenue growth and growth in cellular operations contributed to increased revenues in the quarter.

OPERATING EXPENSES
Telecommunications operating expenses increased $3 million, or 3 percent, to $91 million in the fourth quarter of 1996. The increase is the result of the higher costs due to customer growth and acquisition activities.

OTHER INCOME/EXPENSE
Interest expense totaled $10 million in the quarter, a $2 million decrease from the prior year. Income taxes totaled $13 million in the quarter, a $2 million increase from the prior year, due to higher pre-tax income.

OTHER BUSINESSES

Earnings from other businesses declined $10 million, or 63 percent, to $6 million in the quarter. The decline in contribution resulted from losses totaling $4 million after-tax associated with the development of new unregulated energy businesses, and an increase in interest expense at PacifiCorp Holdings primarily as the result of borrowings for the Australian acquisitions. PacifiCorp Holdings interest expense increased to $7 million from $4 million in the prior year.

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)
                                             12 Months Ended December 31     $        %
                                                     1996         1995      Change Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations               $  2,960,800 $  2,616,100 $   344,700     13
  Australian Electric Operations                  658,800       25,900     632,900      *
  Telecommunications (1)                          521,100      640,100    (119,000)   (19)
  Other (1)(2)                                    153,100      134,800      18,300     14
                                             ---------------------------------------------
          TOTAL                                 4,293,800    3,416,900     876,900     26
                                             ---------------------------------------------
EXPENSES
  Domestic Electric Operations
    Fuel (1)                                      443,000      431,600      11,400      3
    Purchased power (1)                           586,900      356,400     230,500     65
    Other operations and maintenance (1)          445,000      442,500       2,500      1
    Depreciation and amortization                 343,400      320,400      23,000      7
    Other                                         272,700      264,300       8,400      3
                                             ---------------------------------------------
          TOTAL                                 2,091,000    1,815,200     275,800     15
  Australian Electric Operations                  531,400       20,400     511,000      *
  Telecommunications (1)                          362,400      474,800    (112,400)   (24)
  Other (1)(2)                                     63,900       50,600      13,300     26
                                             ---------------------------------------------
          TOTAL                                 3,048,700    2,361,000     687,700     29
                                             ---------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                    869,800      800,900      68,900      9
  Australian Electric Operations                  127,400        5,500     121,900      *
  Telecommunications                              158,700      165,300      (6,600)    (4)
  Other (1)(2)                                     89,200       84,200       5,000      6
                                             ---------------------------------------------
          TOTAL                                 1,245,100    1,055,900     189,200     18
Interest expense                                  465,700      378,700      87,000     23
Other (income) expense (1)                         (9,400)     (66,600)     57,200     86
                                             ---------------------------------------------
Income before income taxes                        788,800      743,800      45,000      6
Income taxes                                      283,900      238,800      45,100     19
                                             ---------------------------------------------
NET INCOME                                   $    504,900 $    505,000 $      (100)     -

Preferred dividend requirement                     29,800       38,700      (8,900)   (23)
                                             ---------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (3)
  Domestic Electric Operations               $    341,500 $    276,400 $    65,100     24
  Australian Electric Operations                   30,100          700      29,400      *
  Telecommunications                               74,700      103,000     (28,300)   (27)
  Other (2)                                        28,800       86,200     (57,400)   (67)
                                             ---------------------------------------------
          TOTAL                              $    475,100 $    466,300 $     8,800      2
                                             =============================================
Average common shares outstanding                 292,424      284,272       8,152      3

EARNINGS PER COMMON SHARE
  Domestic Electric Operations               $       1.17 $       0.97 $      0.20     21
  Australian Electric Operations                     0.10            -        0.10      *
  Telecommunications                                 0.25         0.36       (0.11)   (31)
  Other (2)                                          0.10         0.31       (0.21)   (68)
                                             ---------------------------------------------
          TOTAL                              $       1.62 $       1.64 $     (0.02)    (1)
                                             =============================================
Dividends paid per common share              $       1.08 $       1.08 $         -      -
                                             =============================================

* Not a meaningful number.

                            (See accompanying notes on page 14)

                                          -more-

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)
                                             12 Months Ended December 31     $        %
                                                     1996         1995      Change Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                                $    785,600 $    721,900 $    63,700      9
  Commercial                                      622,400      575,900      46,500      8
  Industrial                                      705,000      697,600       7,400      1
  Other                                            32,500       29,700       2,800      9
                                             ---------------------------------------------
          Retail Sales                          2,145,500    2,025,100     120,400      6
   Wholesale sales                                738,800      520,000     218,800     42
   Other                                           76,500       71,000       5,500      8
                                             ---------------------------------------------
          TOTAL                              $  2,960,800 $  2,616,100 $   344,700     13
                                             =============================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                      12,819       12,030         789      7
  Commercial                                       11,497       10,797         700      6
  Industrial                                       20,332       19,748         584      3
   Other                                              640          592          48      8
                                             ---------------------------------------------
          Retail Sales                             45,288       43,167       2,121      5
   Wholesale sales                                 29,665       16,376      13,289     81
                                             ---------------------------------------------
          TOTAL                                    74,953       59,543      15,410     26
                                             =============================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Domestic                                   $    239,400 $     10,500 $   228,900      *
  Commercial                                      165,500        5,900     159,600      *
  Industrial                                      179,300        6,400     172,900      *
  Other                                            44,400        2,600      41,800      *
                                             ---------------------------------------------
          Retail Sales                            628,600       25,400     603,200      *
  Other                                            30,200          500      29,700      *
                                             ---------------------------------------------
          TOTAL                              $    658,800 $     25,900 $   632,900      *
                                             =============================================

AUSTRALIAN ELECTRIC ENERGY
 SALES (Millions of kWh)
  Domestic                                          2,608          112       2,496      *
  Commercial                                        1,926           66       1,860      *
  Industrial                                        3,282          152       3,130      *
   Other                                              494           32         462      *
                                             ---------------------------------------------
          TOTAL                                     8,310          362       7,948      *
                                             =============================================

                                                 December     December       $        %
                                                     1996         1995      Change Change
                                             ---------------------------------------------
CONSOLIDATED CAPITALIZATION
  Common equity                              $  4,032,000 $  3,633,000 $   399,000     11
  Preferred stock                                 314,000      531,000    (217,000)   (41)
  Preferred securities of trust holding
     solely PacifiCorp debentures                 210,000            -     210,000      -
  Long-term debt and capital
     lease obligations                          5,200,000    4,968,000     232,000      5
  Short-term debt                               1,060,000    1,227,000    (167,000)   (14)
                                             ---------------------------------------------
          TOTAL                              $ 10,816,000 $ 10,359,000 $   457,000      4
                                             =============================================

* Not a meaningful number.

                            (See accompanying notes on page 14)

                                          -more-

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                         (In Thousands, Except Per Share Amounts)
                                        (Unaudited)
                                             3 Months Ended December 31      $        %
                                                     1996         1995      Change Change
------------------------------------------------------------------------------------------
REVENUES
  Domestic Electric Operations               $    825,300 $    706,600 $   118,700     17
  Australian Electric Operations                  181,200       25,900     155,300      *
  Telecommunications (1)                          134,900      129,000       5,900      5
  Other (1)(2)                                     38,900       33,300       5,600     17
                                             ---------------------------------------------
          TOTAL                                 1,180,300      894,800     285,500     32
                                             ---------------------------------------------
EXPENSES
  Domestic Electric Operations
    Fuel (1)                                      126,400      115,900      10,500      9
    Purchased power (1)                           194,900      109,100      85,800     79
    Other operations and maintenance (1)          116,300      116,800        (500)     -
    Depreciation and amortization                  89,200       80,900       8,300     10
    Other                                          63,900       67,100      (3,200)    (5)
                                             ---------------------------------------------
          TOTAL                                   590,700      489,800     100,900     21
  Australian Electric Operations                  147,600       20,400     127,200      *
  Telecommunications (1)                           91,000       88,500       2,500      3
  Other (1)(2)                                     13,400       13,500        (100)    (1)
                                             ---------------------------------------------
          TOTAL                                   842,700      612,200     230,500     38
                                             ---------------------------------------------
INCOME FROM OPERATIONS
  Domestic Electric Operations                    234,600      216,800      17,800      8
  Australian Electric Operations                   33,600        5,500      28,100      *
  Telecommunications                               43,900       40,500       3,400      8
  Other (1)(2)                                     25,500       19,800       5,700     29
                                             ---------------------------------------------
          TOTAL                                   337,600      282,600      55,000     19
Interest expense                                  120,700       96,500      24,200     25
Other (income) expense (1)                          8,900       (5,300)     14,200      *
                                             ---------------------------------------------
Income before income taxes                        208,000      191,400      16,600      9
Income taxes                                       75,100       63,700      11,400     18
                                             ---------------------------------------------
NET INCOME                                   $    132,900 $    127,700 $     5,200      4

Preferred dividend requirement                      5,500        8,300      (2,800)   (34)
                                             ---------------------------------------------
EARNINGS CONTRIBUTION
  ON COMMON STOCK (3)
  Domestic Electric Operations               $     93,000 $     85,100 $     7,900      9
  Australian Electric Operations                    8,100          700       7,400      *
  Telecommunications                               20,600       18,000       2,600     14
  Other (2)                                         5,700       15,600      (9,900)   (63)
                                             ---------------------------------------------
          TOTAL                              $    127,400 $    119,400 $     8,000      7
                                             =============================================
Average common shares outstanding                 294,897      284,277      10,620      4

EARNINGS PER COMMON SHARE
  Domestic Electric Operations               $       0.31 $       0.30 $      0.01      3
  Australian Electric Operations                     0.03            -        0.03      *
  Telecommunications                                 0.07         0.06        0.01     17
  Other (2)                                          0.02         0.06       (0.04)   (67)
                                             ---------------------------------------------
          TOTAL                              $       0.43 $       0.42 $      0.01      2
                                             =============================================
Dividends paid per common share              $       0.27 $       0.27 $         -      -
                                             =============================================

*  Not a meaningful number.

                            (See accompanying notes on page 14)

                                          -more-

                                        PacifiCorp
                             and its Consolidated Subsidiaries
                               Summary Financial Information
                                        (Unaudited)
                                             3 Months Ended December 31      $        %
                                                     1996         1995      Change Change
------------------------------------------------------------------------------------------
DOMESTIC ELECTRIC REVENUES (In thousands)
  Residential                                $    220,500 $    205,800 $    14,700      7
  Commercial                                      163,800      148,700      15,100     10
  Industrial                                      171,100      169,100       2,000      1
  Other                                             8,300        7,200       1,100     15
                                             ---------------------------------------------
          Retail Sales                            563,700      530,800      32,900      6
   Wholesale sales                                231,300      149,800      81,500     54
   Other                                           30,300       26,000       4,300     17
                                             ---------------------------------------------
          TOTAL                              $    825,300 $    706,600 $   118,700     17
                                             =============================================
DOMESTIC ELECTRIC ENERGY SALES (Millions of kWh)
  Residential                                       3,559        3,368         191      6
  Commercial                                        2,997        2,779         218      8
  Industrial                                        4,950        4,746         204      4
   Other                                              160          145          15     10
                                             ---------------------------------------------
          Retail Sales                             11,666       11,038         628      6
   Wholesale sales                                  9,499        5,504       3,995     73
                                             ---------------------------------------------
          TOTAL                                    21,165       16,542       4,623     28
                                             =============================================

AUSTRALIAN ELECTRIC REVENUES (In thousands)
  Domestic                                   $     58,900 $     10,500 $    48,400      *
  Commercial                                       46,900        5,900      41,000      *
  Industrial                                       50,700        6,400      44,300      *
  Other                                            12,500        2,600       9,900      *
                                             ---------------------------------------------
          Retail Sales                            169,000       25,400     143,600      *
  Other                                            12,200          500      11,700      *
                                             ---------------------------------------------
          TOTAL                              $    181,200 $     25,900 $   155,300      *
                                             =============================================

AUSTRALIAN ELECTRIC ENERGY SALES (Millions of kWh)
  Domestic                                            603          112         491      *
  Commercial                                          725           66         659      *
  Industrial                                          843          152         691      *
   Other                                              142           32         110      *
                                             ---------------------------------------------
          TOTAL                                     2,313          362       1,951      *
                                             =============================================

Telecommunications
  Telephone Access Lines
    (End of Period)                               559,461      530,417      29,044      5
                                             =============================================

* Not a meaningful number.

(1) Certain amounts from the prior year have been reclassified to conform with the 1996 method of presentation. Reclassifications had no effect on previously reported consolidated net income.

(2) Other includes the operations of PacifiCorp Financial Services, Inc. and Pacific Generation Company, as well as activities of PacifiCorp Holdings, Inc.

(3)   Earnings contribution on common stock by segment:

      (a) Does not reflect elimination for interest on intercompany borrowing arrangements.
      (b) Includes income taxes on a separate company basis, with any benefit or detriment of consolidation reflected in Other.
      (c) Amounts are net of preferred dividend requirements and minority interest.


                                      ###